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                                                                    EXHIBIT 10.5

                                    AGREEMENT

This Agreement (this "Agreement"), dated as of July 17, 2003, is entered into by and between CytRx Corporation, a Delaware corporation (the "Company") and Dr. Louis J. Ignarro ("Dr. Ignarro") with reference to the following facts:

         A. The Company is engaged in the development and commercialization of biopharmaceutical products in a variety of therapeutic categories.

         B. Dr. Ignarro, in addition to being a Nobel Laureate in Physiology or Medicine and a distinguished professor of pharmacology in the department of molecular and medical pharmacology at the UCLA School of Medicine, is a member of the Company's Board of Directors and Chairman of the Company's Scientific Advisory Board (the "SAB").

         C. The Company and Dr. Ignarro desire to expand Dr. Ignarro's role within the Company and to enter into a relationship whereby Dr. Ignarro will serve as the Company's Chief Scientific Spokesperson, pursuant to the terms and provisions contained in this Agreement.

         The parties agree as follows:

1. Description of Services. During the term of this Agreement, Dr. Ignarro agrees to serve as the Company's Chief Scientific Spokesperson to the medical and financial communities. In connection with his role as the Company's Chief Scientific Spokesperson, Dr. Ignarro will provide the following services ("Services"):

              (a) Attending scientific conferences and meetings of investment bankers, financial analysts and other members of the financial community at domestic or European locations to discuss the Company's scientific affairs and products;

              (b) Meeting with various media sources who are covering the Company;

              (c) Assisting the Company in preparing and making periodic public statements regarding the Company and its products; and

              (d) Providing such other services as a Chief Scientific Spokesman that shall be reasonably requested by the Company.

         2. Time Commitment. Subject to Dr. Ignarro's professional responsibilities at the UCLA School of Medicine and other scheduled business commitments, Dr. Ignarro agrees to make himself reasonably available to perform the Services under this Agreement. The parties expect that Dr. Ignarro will spend approximately three days per month serving as the Chief Scientific Spokesman, in addition to time spent by Dr. Ignarro fulfilling his responsibilities as a member of the Company's Board of Directors and Chairman of the SAB. The parties agree that there will be no minimum number of days of work per month required under this Agreement.

         3. Term, Termination and Renewal. The term of this Agreement will commence on the date of this Agreement and will continue for two years from the date on which the option described in Section 4 is awarded to Dr. Ignarro by the Company's Compensation Committee (the "Grant Date") unless terminated sooner as provided herein. Either party may terminate this Agreement at any time upon 60 days written notice to the other party.

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         4. Compensation.  As payment in full for the Services, Dr. Ignarro will be granted a non-qualified stock option on the Grant Date under the CytRx Corporation 2000 Long-Tern Incentive Plan to purchase 350,000 registered shares of the Company's common stock at an exercise price equal to the closing price for the Company's common stock on Nasdaq on the Grant Date (the "Option"). The Option will have a term of seven years and will vest monthly at the rate of 4,839 shares for each day of consulting services provided by Dr. Ignarro in that month. Any unvested shares under the Option as of the date of termination of this Agreement shall be cancelled.

         Compensation paid under this Agreement shall be in addition to any compensation payable to Dr. Ignarro as a director of the Company or Chairman of the SAB.

         5. Expenses. The Company shall reimburse Dr. Ignarro within 15 days following receipt of appropriate documentation for all reasonable out-of-pocket expenses actually incurred relating to Dr. Ignarro's provision of Services, including without limitation, airfare, hotel and other travel expenses; provided, however, that the Company shall approve in advance in writing any expenditure in excess of $500.

         6. Independent Contractor. Dr. Ignarro's relationship with the Company will be that of an independent contractor and not that of an employee. Dr. Ignarro shall have no authority to enter into contracts that bind the Company or create obligations on the part of the Company unless otherwise first agreed by the Company and Dr. Ignarro in writing. Dr. Ignarro shall have full responsibility for applicable withholding taxes for all of his compensation under this Agreement and for compliance with all applicable state and federal regulations with respect to the his self-employment as a consultant.

         7. Relationship to Other Commercial Entities. The Company acknowledges that Dr. Ignarro may serve on the Board of Directors or the Scientific Advisory Boards of other companies and may serve as a consultant to other companies on scientific or FDA matters. However, Dr. Ignarro agrees that during the term of this Agreement he will not serve as the Chief Scientific Spokesman for any other company that is involved in the fields of RNAi, ALS, diabetes II/obesity, cancer or HIV vaccine technology.

         8. Recognition of University Affiliation. The Company acknowledges that Dr. Ignarro is an employee of UCLA and is subject to the UCLA's policies, including policies concerning consulting, conflicts of interest and intellectual property. If Dr. Ignarro is required by the University, pursuant to applicable guidelines and policies, to make any disclosure or take any action that conflicts with the Services provided by Dr. Ignarro hereunder or that is contrary to the terms of this Agreement, Dr. Ignarro agrees to promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

         9. Provisions Under SAB Agreement. Notwithstanding any other provision in this Agreement, Dr. Ignarro acknowledges that he continues to be bound by the SAB Agreement by and between the Company and Dr. Ignarro, dated ______________ (the "SAB Agreement"), including Sections 4, 5 and 7, which address, respectively, Confidential Information, Non-compete/Nonsolicitation, and License and Assignment of Rights.



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         10. Use of name, picture,  quotations.  The Company may use and publish
Dr. Ignarro's name or picture in all media and types of advertising, promotion and press releases in connection with the Company's business and the Services. The Company may quote and publish in any medium Dr. Ignarro's statements in connection with the Company, its activities or products. Any press release or other publication made by the Company that quotes Dr. Ignarro or uses his name shall be subject to his prior approval (which will not be unreasonably withheld or delayed), except for any disclosures that the Company's counsel determines are required by law.

         11. No Conflict. Dr. Ignarro represents that his performance of all the terms of this Agreement and that his appointment as a Chief Scientific Spokesman of the Company do not and will not breach any agreement that he has with any other party.

         12. Miscellaneous.

              (a) Amendments and Waivers. This Agreement may only be amended by a writing executed by both parties.

              (b) Entire Agreement. Except for the SAB Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

              (c) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

              (d) Dispute Resolution. Any dispute arising under or in connection with any matter related to this Agreement or any other related agreement shall be resolved exclusively by binding arbitration. The arbitration will be conducted in conformity with the rules and procedures of the American Arbitration Association. The parties agree to be subject to the jurisdiction and venue of the arbitration in Los Angeles, California. The ruling of the arbitrator shall be final and binding on the parties with respect to the dispute. This provision will survive termination of this Agreement.

              (e) Attorneys' Fees. If any arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees and costs.

              (f) Severability. If any or several provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, such provision shall be severed and the remaining provisions shall continue in full force and effect.

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              (g) No  Assignment.  Neither  party may  delegate  or  assign,  as applicable, its rights and obligations under this Agreement without the other party's prior written consent, except that the Company may assign its rights and obligations under this Agreement in connection with a merger of the Company or the sale of all or substantially all of its assets.

         13. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION THEREOF.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                CYTRX CORPORATION


                                By: /s/ Steven A. Kriegsman
                                    --------------------------------------------
                                    Steven A. Kriegsman, Chief Executive Officer




                                /s/ Louis J. Ignarro
                                -----------------------------------------------
                                Dr. Louis J. Ignarro